Sub-Item 77I: Terms of new or amended securities.

(b)

The response to sub-item 77I(b) with respect to the new share classes established for the SSgA High Yield Bond Fund, SSgA Clarion Real Estate Fund, SSgA Dynamic Small Cap Fund, SSgA Enhanced Small Cap Fund, SSgA Emerging Markets Fund and SSgA International Stock Selection Fund is incorporated by reference herein to Registrant’s Post-Effective Amendment No. 140 filed with the Securities and Exchange Commission on June 24, 2014.